SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G


                                 (Rule 13d-102)


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2


                   Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                            MOORE CORPORATION LIMITED
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    61578510
                                 (CUSIP Number)



Check the following box if a fee is  being paid with this statement [ ].


----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 61578510                    13G                      Page   of   Pages



--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

       T.A.L. INVESTMENT COUNSEL LTD.


--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3.  SEC USE ONLY




--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION


       Canada

--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            N/A
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH             N/A
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             N/A
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                       N/A
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       N/A

--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       N/A

--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       N/A

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*


       IA

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 61578510                    13G                      Page   of   Pages





Item 1.     (a)   Name of Issuer:
                  Moore Corporation Limited
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:
                  1 First Canadian Place, P.O. Box 78,
                  Toronto Ontario, M5X 1G3
                  --------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:
                  T.A.L. Investment Counsel Ltd.
                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:
                  The principal business office is
                  1000 de la Gauchetiere West, Suite 3100
                  Montreal, Quebec, Canada H3B 4W5
                  --------------------------------------------------------------
            (c)   Citizenship:
                               Canada
                               -------------------------------------------------
            (d)   Title of Class of Securities:
                  Common Stock
                  --------------------------------------------------------------
            (e)   CUSIP Number:
                               61578510
                               -------------------------------------------------
Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a)   [ ]   Broker or Dealer  registered under Section  15 of  the
                        Act,

            (b)   [ ]   Bank as defined in Section 3(a)(6) of the Act,

            (c)   [ ]   Insurance Company  as defined  in Section  3(a)(19) of
                        the Act,

            (d)   [ ]   Investment Company registered under  Section 8 of  the
                        Investment Company Act,

            (e)   [X]   Investment Adviser registered under Section 203 of the
                        Investment Advisers Act of 1940,

            (f)   [ ]   Employee Benefit Plan,  Pension Fund which is  subject
                        to the  provisions of  the Employee Retirement  Income
                        Security Act of  1974 or Endowment  Fund; see  Section
                        240.13d-1(b)(ii)(F); see Item 7,

            (g)   [ ]   Parent  Holding  Company, in  accordance  with Section
                        240.13d-1(b)(1)(ii)(G); see Item 7,

            (h)   [ ]   Group, in accordance with Section
                        240.13d-1(b)(1)(ii)(H).

CUSIP No. 61578510                    13G                      Page   of   Pages



Item 4.     Ownership.


            If more than five percent of the class is owned, indicate:

            (a) Amount beneficially owned:
                                          -------------------------------------,

            (b) Percent of class:
                                 ----------------------------------------------,

            (c) Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote
                                                              -----------------,

                  (ii) Shared power to vote or to direct the vote
                                                                 --------------,

                  (iii) Sole power to dispose or to direct the disposition of

                        -------------------------------------------------------,


                  (iv) Shared power to dispose or to direct the disposition of

                        --------------------------------------------------, and


            (d) Shares which there is a right to acquire: N/A
                                                         ----------------------.



Item 5.   Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6. Ownership of More Than Five Percent on Behalf of Another Person. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock of Moore Corporation Limited. No one person's interest in the common stock of Moore Corporation Limited is more than five percent of the total outstanding common stock.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

          N/A

Item 8.   Identification and Classification of Members of the Group.

          N/A

Item 9.   Notice of Dissolution of Group.

          N/A

Item 10.  Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                  Signature.


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:

T.A.L. Investment Counsel Ltd.


       /s/ Assunta DiLorenzo
       ----------------------------------
       (Signature)*
By:    Assunta DiLorenzo
       Legal Counsel and
       Corporate Secretary